Exhibit 99.1

For Immediate Release

Angelique Brunner Joins Cushman & Wakefield Board of Directors

CHICAGO, August 7, 2020 – The Board of Directors of Cushman & Wakefield (NYSE: CWK) today announced the recent appointment of Angelique Brunner as an independent member of the Board. Brunner is the CEO and Founder of EB5 Capital, a leader in the EB-5 immigrant investor industry that has raised over $750 million in foreign capital from investors in more than 65 countries for investment in job-creating real estate projects across the U.S.

“We’re pleased to welcome Angelique to our Board as her experience and entrepreneurial mindset will be of great benefit to our Board and firm,” said Brett White, Executive Chairman & CEO of Cushman & Wakefield.

As the CEO and Founder of EB5 Capital, Brunner is engaged in all aspects of the firm’s commercial real estate investments, including deal-making, investor procurement and business management. The company has more than 25 projects in its portfolio, serving clients around the globe, while creating more than 35,000 U.S. jobs to date.

Prior to founding the company, Brunner worked in various aspects of finance real estate development and venture capital at Fannie Mae, Neighborhood Development Company, National Capital Revitalization Corporation and Core Capital Partners, completing more than $3 billion in financing transactions.

Brunner holds a B.A. from Brown University and a Master of Public Affairs from Princeton University. She served on the Board of Chesapeake Lodging Trust as a member of the Audit Committee until the organization’s sale to Park Hotels and Resorts in 2019. She is currently an active member of The Real Estate Roundtable, the Industry Membership Chair & Spokesperson for EB-5 Investment Coalition, and is a member of Urban Land Institute, the U.S. Chamber of Commerce and Real Estate Executive Council (REEC).

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 53,000 employees in 400 offices and 60 countries. In 2019, the firm had revenue of $8.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

MEDIA CONTACT:

Brad Kreiger

Corporate Communications

+1 312 424 8010

brad.kreiger@cushwake.com